EXHIBIT 99.7

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of September 23, 2013 (this “Limited Guarantee”), by Mr. Zishen Wu and MSPEA Agriculture Holding Limited (the “Guarantors” and each, a “Guarantor”) in favor of Yongye International, Inc., a Nevada corporation (the “Guaranteed Party”).  Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1.           GUARANTEE.  (a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, Full Alliance International Limited, a British Virgin Islands company and the direct parent entity of Parent (“Holdco”), Yongye International Limited, a Cayman Islands exempted company with limited liability (“Parent”) and Yongye International Merger Sub Limited, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Guaranteed Party, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual payment, performance and discharge as and when due of its respective percentage as set forth opposite to his, her or its name in Annex 1 hereto (for each such Guarantor, the “Guaranteed Percentage”) of the payment obligations of Holdco and Parent with respect to the payment of (i) the total Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement (the “Parent Fee Obligations” (subject to the limitations set forth in Section 8.07 of the Merger Agreement)); (ii) the total Company Expense pursuant to Section 8.06(c) of the Merger Agreement (the “Company Expense Obligations” (subject to the limitations set forth in Section 8.07 of the Merger Agreement)) and (iii) the total reimbursable expenses pursuant to Section 6.07(c) and the expenses pursuant to Section 6.16 (collectively, the “Expense Obligations” and together with the Parent Fee Obligations and the Company Expense Obligation, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall any Guarantor’s aggregate liability under this Limited Guarantee exceed such Guarantor’s Guaranteed Percentage of an amount equal to (A) the Guaranteed Obligations minus (B) any portion of the Guaranteed Obligations actually paid by Holdco or Parent to the Guaranteed Party in accordance with the terms of the Merger Agreement and not otherwise rescinded (for each such Guarantor, the “Maximum Amount”).  All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guarantee. Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

(b)           Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Guaranteed Obligations as and when due, then all of the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to collect such Guaranteed Obligations from the Guarantors (subject to the respective Maximum Amount payable by each Guarantor under this Limited Guarantee).   In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of the Guaranteed Obligations (subject to such Guarantor’s respective Maximum Amount), regardless of whether any action is brought against Holdco, Parent or the other Guarantors, or whether Holdco, Parent or the other Guarantors are joined in any action or actions.  Each Guarantor agrees, severally but not jointly, to pay on demand its pro rata portion (based on the percentages set forth on Annex 1 hereto) of all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, which amounts, if paid, will be in addition to the Guaranteed Obligations and not included within a determination of the Maximum Amount, if (i) such Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) such Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such Guarantor is required to make such payment hereunder.

(c)           The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantors to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction.  Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

2.           NATURE OF GUARANTEE.  The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Holdco, Parent or any other Guarantor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect each Guarantor’s obligations hereunder.  This is an unconditional guarantee of payment and not of collectibility.  Subject to the terms hereof, each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Holdco, Parent or Merger Sub.  In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Guaranteed Obligations (subject to each Guarantor’s respective Maximum Amount) as if such payment had not been made. Each Guarantor reserves the right to assert as a defense to such payment by the Guarantors under the Limited Guarantee any rights, remedies and defenses that Holdco, Parent or Merger Sub may have with respect to payment of any Guaranteed Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Holdco, Parent or Merger Sub and other defenses expressly waived herein.

3.           CHANGES IN GUARANTEED OBLIGATIONS; CERTAIN WAIVERS.  Each Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Holdco or Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party, Holdco, Parent or the Merger Sub without in any way impairing or affecting each Guarantor’s obligations under this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Holdco, Parent, any other Guarantor or any other person interested in the transactions contemplated by the Merger Agreement; (b) change in the time, place or manner of payment of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Holdco, Parent and the Guaranteed Party in connection with the Guaranteed Obligations; (c) any change in the corporate existence, structure or ownership of Holdco, Parent, Merger Sub, any other Guarantor or any other person interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Holdco, Parent, Merger Sub, any other Guarantor or any other person interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which such Guarantor may have at any time against Holdco, Parent, Merger Sub or any other Guarantor or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise (other than those permitted under the last sentence of Section 2 above); (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations; (g) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of Holdco, Parent or Merger Sub with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Holdco, Parent or Merger Sub under the Merger Agreement) of such Guarantor, any other Guarantor or any other person interested in the transactions contemplated by the Merger Agreement; or (h) any other act or omission that may in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than a discharge of such Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge of Holdco, Parent or Merger Sub with respect to the Guaranteed Obligations under the Merger Agreement or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Holdco, Parent or Merger Sub under the Merger Agreement).  To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices required to be provided to Parent and Merger Sub under the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of any person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations (x) that are available to Holdco, Parent or Merger Sub under the Merger Agreement or (y) in respect of a breach by the Guaranteed Party of this Limited Guarantee, including, without limitation, any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of such Guarantor’s obligations hereunder.  Each Guarantor acknowledges that he, she or it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

Each Guarantor hereby covenants and agrees that he, she or it shall not institute, and shall cause his, her or its respective affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to (i) the effects of insolvency, bankruptcy, reorganization or other similar proceedings and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

The Guaranteed Party hereby agrees that other than any discharge or release arising from the bankruptcy or insolvency of Holdco, Parent or Merger Sub and other defenses expressly waived hereby, to the extent Holdco, Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantors shall be similarly relieved of their corresponding obligations under this Limited Guarantee.

4.           NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.  The

Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Holdco, Parent, any other Guarantor or any other person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Holdco, Parent or any other Guarantor shall not relieve any Guarantor of any of his, her or its liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.           REPRESENTATIONS AND WARRANTIES.  Each Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)           in the case of MSPEA Agriculture Holding Limited, it is a legal entity duly organized and validly existing under the laws of its jurisdiction of organization and has all limited partnership or other requisite power and authority to execute, deliver and perform this Limited Guarantee;

(b)           in the case of Mr. Zishen Wu, he is a resident of the People's Republic of China and has all requisite power and authority to execute, deliver and perform this Limited Guarantee;

(c)           in the case of MSPEA Agriculture Holding Limited, the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of its charter documents, partnership agreement, operating agreement or similar organizational documents;

(d)           the execution, delivery and performance of this Limited Guarantee do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(e)           in the case of Mr. Zishen Wu, the execution, delivery and performance of this Limited Guarantee do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or his assets;

(f)           all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(g)           this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and

(ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(h)           (i) such Guarantor is solvent and shall not be rendered insolvent as a result of his execution and delivery of this Limited Guarantee or the performance of his or its obligations hereunder, (ii) such Guarantor has the financial capacity to pay and perform his obligations under this Limited Guarantee, and (iii) all funds necessary for such Guarantor to fulfill his, her or its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.           NO ASSIGNMENT.   No party hereto may assign his or its rights, interests or obligations hereunder to any other person (whether by operation of Law or otherwise) without the prior written consent of each other party hereto; provided, however, that if a portion of a Guarantor’s commitment under the respective Equity Commitment Letter is assigned in accordance with the terms thereof, each Guarantor may assign a corresponding portion of his, her or its obligations hereunder, with prior written notice to the Guaranteed Party accompanied by a guarantee in the form identical to this Limited Guarantee duly executed and delivered by the assignee, to an Affiliate or to any other investment fund advised, managed and/or appointed by  an Affiliate of such Guarantor; provided, further, that no assignment shall relieve such Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee. Any purported assignment in violation of this Limited Guarantee will be null and void.

7.           NOTICES.  All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantors, to:

Mr. Zishen Wu
c/o Yongye International, Inc.
Suite 608, Xueyuan International Tower
No. 1 Zhichun Road
Haidian District
Beijing, China 100083
Facsimile: +86 10 8231-1797

with a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004, China
Attention: Peter X. Huang / Daniel Dusek Facsimile: +86 10 6535 5577

MSPEA Agriculture Holding Limited
Level 40, International Commerce Centre,
1 Austin Road West, Kowloon, Hong Kong
Attention: Tao Sun
Facsimile: +852 3407 5566

with a copy to (which alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Hong Kong Club Building, 12th Floor
3A Chater Road, Central
Hong Kong
Attention: John E. Lange Facsimile: +852 2840 4333

if to the Guaranteed Party, to:

Suite 608, Xueyuan International Tower
No. 1 Zhichun Road
Haidian District
Beijing, China 100083
Attention: Ling Zhu
Facsimile: +86 10 8231-1797

with a copy to (which alone shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
Twin Towers - West (23Fl), Jianguomenwai Da Jie
Chaoyang District, Beijing Attention: Ling Huang and W. Clayton Johnson Facsimile: +852 2160 1087 Email: lhuang@cgsh.com; cjohnson@cgsh.com or, with respect to notices, requests or other communications directed to any Guarantor, to such other address or facsimile number as such Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement.  All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8.           TERMINATION; CONTINUING GUARANTEE.  Subject to the last sentence of Section 3, this Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until the earliest of (a) the Closing of the Merger under the Merger Agreement, (b) all of the Guaranteed Obligations and other amounts payable under this Limited Guarantee have been paid in full and (c)

the date falling ninety (90) days from the date of the termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a bona fide written claim for payment of any Guaranteed Obligation to any Guarantor by such date; provided, that if the Guaranteed Party has presented such a bona fide claim to any Guarantor by such date this Limited Guarantee shall terminate upon the date such claim(s) is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 12 hereto.  Notwithstanding the foregoing, in the event the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting any Guarantor’s liability to the respective Maximum Amount are illegal, invalid or unenforceable in whole or in part or that any Guarantor is liable in excess of or to a greater extent than the respective Maximum Amount, or asserts any theory of liability against any Non-Recourse Party with respect to the Merger Agreement and the transactions contemplated thereby, the Equity Financing or under this Limited Guarantee, other than  the Retained Claims (as defined in Section 9 hereof), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate and be null and void ab initio, (y) if any Guarantor has previously made any payments under this Limited Guarantee, he, she or it shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, the Equity Financing or under this Limited Guarantee.  Notwithstanding anything in this Limited Guarantee to the contrary, if any Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of such Guarantor’s remaining net assets plus uncalled capital is less than an amount equal to such Guarantor’s Maximum Amount, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the  liability of such Guarantor hereunder. If any payment or payments made by Holdco, Parent or any Guarantor or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

9.           NO RECOURSE.

(a)           The Guaranteed Party acknowledges and agrees that neither Parent nor Merger Sub has any assets other than their respective rights under the Merger Agreement and the agreements contemplated thereby, and that no funds are expected to be contributed to Parent or Merger Sub unless and until the Effective Time.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no person (other than the Guarantors and any of their permitted assignees) have any obligations under this Limited Guarantee and that, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the Guarantors, Holdco, Merger Sub or Parent, or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however Holdco, Parent or any such persons that constitute a Guarantor hereunder or an assignee thereof (each of excluded parties, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Holdco, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Holdco, Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except in each case for (i) claims against the Guarantors and any permitted assignees under and to the extent provided in this Limited Guarantee and subject to the limitations set forth herein, (ii) claims against Holdco, Parent or Merger Sub under and to the extent provided in the Merger Agreement, (iii) claims against Holdco, Parent or Merger Sub to cause the Equity Financing to be funded in accordance with and subject to the limitations contained in Section 9.07(b) of the Merger Agreement, (iv) claims against Mr. Zishen Wu under the CEO Equity Commitment Letter in accordance with the terms and subject to the conditions to the CEO Equity Commitment Letter and (v) claims against Parent and the Rollover Shareholders to comply with the terms of the Voting Agreement (the claims described in clauses (i) through (v), collectively, the “Retained Claims”).

(b)           The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Related Persons against such Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Financing or the transactions contemplated thereby.  Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any person other than the Guaranteed Party any rights or remedies against any person, except as expressly set forth in this Limited Guarantee.

(c)           For the purposes of this Limited Guarantee, pursuit of a claim against a person by the Guaranteed Party or any Related Person of the Guarantee Party shall be deemed to be pursuit of a claim by the Guaranteed Party.  A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such second person, adds such second person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second person.

(d)           For the purposes of this Limited Guarantee, the term “Related Person” shall mean any controlled affiliate of a person, but shall not include Holdco, Parent, Merger Sub or any of their controlled Affiliates.

10.           AMENDMENTS AND WAIVERS.  No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.           ENTIRE AGREEMENT.  This Limited Guarantee (including Annex 1 hereto) constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Holdco, Parent, Merger Sub and each Guarantor or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

12.           GOVERNING LAW; SUBMISSION TO JURISDICTION.  This Limited Guarantee and all disputes or controversies arising out of or relating to this Limited Guarantee or the transactions contemplated hereby shall be interpreted, construed and governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each of the parties irrevocably agrees that any Action with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee or the rights and obligations hereunder brought by the other parties hereto or their respective successors or assigns shall be brought and determined in the federal courts located in the Borough of Manhattan, in the City of New York or the New York Supreme Court Commercial Division in and for New York County, New York.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7 or in such other manners as may be permitted by applicable laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Limited Guarantee in any court or tribunal other than the aforesaid courts.  Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Limited Guarantee or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee or the rights and obligations arising hereunder (i) any claim that it is not personally subject to the aforesaid courts for any reason other than the failure to serve process in accordance with Section 7, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

13.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH  PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.           NO THIRD PARTY BENEFICIARIES.   Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15.           COUNTERPARTS.  This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile, email or other electronic transmission, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.           SEVERABILITY.  The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Maximum Amount of such Guarantor or the provisions set forth in Sections 3 and 9. No party hereto shall assert, and each party shall cause his or its respective Related Persons not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.  Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.           HEADINGS.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above.

ZISHEN WU

/s/ Zishen Wu

[Signature Page to Limited Guarantee]

MSPEA AGRICULTURE HOLDING LIMITED

By:	/s/ Samantha Jennifer Cooper
Name: Samantha Jennifer Cooper
Title: Director

[Signature Page to Limited Guarantee]

Accepted and Agreed to:

YONGYE INTERNATIONAL, INC.

By:	/s/ Sean Shao
Name: Sean Shao
Title: Director and Chair of Special Committee

[Signature Page to Limited Guarantee]

Annex 1

Guarantor	Guaranteed Percentage
Zishen Wu	52.21%
MSPEA Agriculture Holding Limited	47.79%